Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of The Macerich Company, a Maryland corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: August 12, 2020

the passive investment trust

By:	/s/ Sharon Berger
Name: Sharon Berger
Title: Trustee

MYSC LLC

By:	/s/ Sharon Berger
Name: Sharon Berger
Title: Manager

/s/ Sharon Berger
SHARON BERGER